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                                                                    Exhibit 3.21
                                                                  EXECUTION COPY
                                                                  --------------



                       TERMINATION AGREEMENT AND RELEASE



     This Termination Agreement and Release ("Agreement") is made as of June 17, 1997 among Sky Games International Ltd., a Bermuda exempted company f/k/a Creator Capital, Inc. ("Sky Games"), SGI Holding Corporation Limited, a Bermuda exempted company ("SGIHC"), Interactive Entertainment Limited, a Bermuda exempted company ("IEL"), Sky Games International Corp., a Nevada corporation ("SGIC"), Harrah's Interactive Entertainment Company, a Nevada corporation ("HIEC"), Harrah's Interactive Investment Company, a Nevada corporation ("HIIC"), and the shareholders of HIIC, HIEC, IEL and SGIHC.


                                   RECITALS:
                                   ---------

     A. WHEREAS, IEL and HIEC are parties to that certain Management Agreement dated December 30, 1994 (the "Management Agreement").

     B. WHEREAS, SGIHC, HIIC and IEL are parties to that certain Shareholders Agreement dated December 30, 1994 (the "Shareholders Agreement").

     C. WHEREAS, Sky Games, SGIHC, SGIC, IEL and HIEC are parties to that certain Cross-License Agreement, dated December 30, 1994 (the "Cross-License Agreement").

     D. WHEREAS, Sky Games, IEL, SGIC and SGIHC are parties to that certain Trademark License Agreement, dated as of December 30, 1994 (the "Trademark License Agreement").

     E. WHEREAS, Sky Games, SGIHC, IEL, HIIC are parties to that certain Plan and Agreement of Merger and Amalgamation, dated as of May 13, 1997 (the "Amalgamation Agreement") pursuant to which IEL is to Amalgamate with and into SGIHC and SGIHC is to amalgamate with and into Sky Games.

     F. WHEREAS, pursuant to Section 7.1(d) of the Amalgamation Agreement, a condition to the closing of the amalgamations and transactions contemplated thereby, is that the parties thereto enter into agreements to terminate the Management Agreement, the Shareholders Agreement and the Cross-License Agreement.

                                  AGREEMENTS:
                                  -----------

     NOW, THEREFORE, in consideration of consummation of the transactions contemplated by the Amalgamation Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

     1. As of the Effective Date (as defined in the Amalgamation Agreement), and forever thereafter:

     (a) IEL and HIEC hereby agree that the Management Agreement is hereby terminated and that all rights and obligations thereunder shall cease (except IEL shall comply with Article

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     12.1(iv)) and that the Management Agreement shall be void and of no force and effect;

     (b) SGIHC, HIIC and IEL hereby agree that, pursuant to Section 7.2(iii) of the Shareholders Agreement, that the same is hereby terminated and that all rights and obligations thereunder shall cease and that the Shareholders Agreement shall be void and of no force and effect;

     (c) Sky Games, SGIHC, SGIC, HIIC and IEL hereby agree that the Cross-License Agreement (and all licenses created thereby) is hereby terminated and that all rights and obligations thereunder shall cease and that the Cross-License Agreement shall be void and of no force and effect; and

     (d) Sky Games, SGIC, SGIHC and IEL hereby agree that the Trademark License (and all licensees created thereby) is hereby terminated and that all rights and obligations there under shall cease and that the Trademark License shall be void and of no further force and effect;

provided, however, Sky Games shall indemnify, defend and hold harmless HIEC from and against any and all liability in connection with or arising or resulting from a claim by any third party for amounts which were properly owed by IEL pursuant to the terms of the Management Agreement.

     2. Subject to the provisions of Section 1, except with respect to the amounts set forth in Section 4 hereof, each party hereto on their own behalf, and on behalf of their successors and assigns, hereby irrevocably and unconditionally forever releases, waives and discharges the other parties hereto, their affiliates, predecessors, successors and assigns and each of their respective officers, directors, shareholders, partners, members, employees, agents, attorneys, assigns and beneficiaries from each and every unknown, disclosed or undisclosed claim, right, demand, action and actions of all manner, obligations, liabilities, sums of money, suits, debts, reckonings, accounts, bonds, bills, penalties, covenants, controversies, contracts, agreements, promises, variances, trespasses, damages, costs and expenses (including attorneys' fees and costs), judgments, liens, executions and causes of action, known or unknown, of any nature whatsoever (based in contract, tort, equity, other principles of law or otherwise including, but not limited to, fraud), arising from, or related to the Management Agreement, the Shareholders Agreement, the Cross-License Agreement or the Trademark License. Each of the parties hereto hereby acknowledges that this Termination Agreement has been negotiated and agreed upon in light of this understanding.

     3. IEL and HIEC hereby acknowledge and agree that one hundred sixty-five thousand nine hundred forty dollars and three cents ($165,940.03) is a good faith estimate by each of IEL and HIEC of the amount due from IEL to HIEC in full satisfaction and final settlement of all amounts owed by IEL to HIEC under the terms of the Management Agreement (including, without limitation, management fees under section 8.1) (the "Settlement Amount"). IEL and HIEC hereby agree that they will use their best efforts to determine the final Settlement Amount on or prior to August 15, 1997, and in the event the estimated Settlement Amount exceeds the final Settlement Amount, HIEC shall promptly pay the amount of such excess to IEL in cash, and in the event the estimated Settlement Amount is less than the final Settlement Amount, IEL shall promptly pay the amount of such shortage to HIEC in cash.

     4.   As of the date hereof:

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     (a)  IEL and HIEC hereby agree to amend the choice of law provisions of the
     Management Agreement so that with respect to termination of the Management Agreement, the internal laws of Bermuda shall apply, without giving effect to the principals of conflicts of laws of Bermuda; provided, however, that with respect to the survival of the provisions of Article 12.1(iv) of the Management Agreement, the internal laws of the State of Nevada shall continue to apply;

     (b) SGIHC, IEL and HIIC hereby agree to amend the choice of law provisions of the Shareholders Agreement so that with respect to termination of the Shareholders Agreement, the internal laws of Bermuda shall apply, without giving effect to the principals of conflicts of laws of Bermuda;

     (c) Sky Games, SGIHC, IEL, SGIC and HIEC hereby agree to amend choice of law provisions of the Cross-License Agreement so that with respect to termination of the Cross-License Agreement, the internal laws of Bermuda shall apply, without giving effect to the principals of conflicts of laws of Bermuda; and

     (d) Sky Games, SGIC, SGIHC and IEL hereby agree to amend the choice of law provisions of the Trademark License so that with respect to termination of the Trademark License, the internal laws of Bermuda shall apply, without giving effect to the principals of conflict of laws of Bermuda.

     5. This Agreement represents the entire agreement of the parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and inducements, whether express or implied, oral or written with respect to such subject matter.

     6. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under said applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

     7. All parties and their attorneys have participated in the drafting of this Agreement, this Agreement shall not be construed against any party by reason of the drafting of this Agreement by such party or its attorney.

     8. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives and successors.

     9. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute but one instrument.

     10. This Agreement shall be governed by the internal laws of Bermuda, without giving affect to the principals of conflicts of laws of Bermuda.


                                 * * * * * * *

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


SKY GAMES INTERNATIONAL LTD.            HARRAH'S INTERACTIVE
                                        ENTERTAINMENT COMPANY



By: /s/ Malcolm P. Burke                By: /s/ John M. Boushy
    ------------------------                --------------------------
Its: President                          Its: Senior Vice President
     -----------------------                 -------------------------

SGI HOLDING CORPORATION LIMITED         HARRAH'S INTERACTIVE INVESTMENT
                                        COMPANY


By: /s/ Malcolm P. Burke                By: /s/ John M. Boushy
    -----------------------                 --------------------------
Its: President                          Its: /s/ Senior Vice President
     -----------------------                 -------------------------

INTERACTIVE ENTERTAINMENT LIMITED


By: /s/ Malcolm P. Burke
    -------------------------
Its: Vice President
     ------------------------

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